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                                                                    EXHIBIT 4(a)

                       PURCHASE AND CONTRIBUTION AGREEMENT

                          Dated as of February 1, 2006

                                     between

                          THE SHERWIN-WILLIAMS COMPANY,

                                as the Originator

                                       and

                          SWC RECEIVABLES FUNDING LLC,

                                as the Purchaser

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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS........................................................................................     1

  SECTION 1.01.  Certain Defined Terms........................................................................     1
  SECTION 1.02.  Other Terms and Constructions................................................................     5
  SECTION 1.03.  Computation of Time Periods..................................................................     6

ARTICLE II  AMOUNTS AND TERMS OF PURCHASES....................................................................     6

  SECTION 2.01.  Purchases of Receivables; Agreement to Purchase..............................................     6
  SECTION 2.02.  Payment for the Purchases; Settlements.......................................................     7
  SECTION 2.03.  Payments.....................................................................................    10
  SECTION 2.04.  Transfer of Records to the Purchaser.........................................................    10
  SECTION 2.05.  Lock-Box and Deposit Account Transfer; Rights of the Purchaser...............................    11
  SECTION 2.06.  Responsibilities of the Originator...........................................................    12
  SECTION 2.07.  Further Action Evidencing Purchaser's Interest...............................................    12
  SECTION 2.08.  Application of Collections...................................................................    12

ARTICLE III  REPRESENTATIONS AND WARRANTIES...................................................................    12

  SECTION 3.01.  Representations and Warranties of the Originator.............................................    12

ARTICLE IV  COVENANTS.........................................................................................    17

  SECTION 4.01.  Affirmative Covenants of the Originator......................................................    17
  SECTION 4.02.  Reporting Requirements of the Originator.....................................................    21
  SECTION 4.03.  Negative Covenants of the Originator.........................................................    23

ARTICLE V  PURCHASE TERMINATION EVENTS........................................................................    24

  SECTION 5.01.  Purchase Termination Events..................................................................    24

ARTICLE VI  INDEMNIFICATION...................................................................................    26

  SECTION 6.01.  Indemnities by the Originator................................................................    26
  SECTION 6.02.  Limited Liability of Originator Indemnified Parties..........................................    29

ARTICLE VII  MISCELLANEOUS....................................................................................    29

  SECTION 7.01.  Amendments, Etc..............................................................................    29
  SECTION 7.02.  Notices......................................................................................    29
  SECTION 7.03.  No Waiver; Remedies..........................................................................    29
  SECTION 7.04.  Binding Effect; Assignability................................................................    29
  SECTION 7.05.  Consent to Jurisdiction......................................................................    30
  SECTION 7.06.  WAIVER OF JURY TRIAL.........................................................................    30

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
  SECTION 7.07.  GOVERNING LAW................................................................................    30
  SECTION 7.08.  Costs, Expenses and Taxes....................................................................    30
  SECTION 7.09.  Execution in Counterparts; Severability......................................................    31
  SECTION 7.10.  Termination of this Agreement................................................................    31
  SECTION 7.11.  Purchaser's Assignment of Rights to Program Agent............................................    31
  SECTION 7.12.  Limited Recourse.............................................................................    32
  SECTION 7.13.  Integration..................................................................................    32

EXHIBITS


Exhibit A            Form of Subordinated Note

Exhibit B            Chief Executive Offices; Locations of Books and Records; Form and Jurisdiction of
                     Organization; Organizational Identification Numbers; Trade Names

Exhibit C            List of Deposit Account Banks; Deposit Accounts; Lock-Box Processors and Lock-Boxes

Exhibit D            Purchaser Notice Address

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

                       PURCHASE AND CONTRIBUTION AGREEMENT

            This PURCHASE AND CONTRIBUTION AGREEMENT, dated as of February 1, 2006, is between THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the "Originator"), and SWC RECEIVABLES FUNDING LLC, a Delaware limited liability company (the "Purchaser").

                             PRELIMINARY STATEMENTS

            WHEREAS, the Originator now owns, and from time to time hereafter will own, Receivables that it wishes to sell to the Purchaser; and

            WHEREAS, the Purchaser has agreed to purchase from the Originator, all of the Originator's right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in order to finance its purchases of such Receivables, Related Security and Collections from the Originator, the Purchaser has entered into that certain Loan and Servicing Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Loan and Servicing Agreement") by and among the Purchaser, as Borrower, the Originator, as Servicer, the commercial paper conduits from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the financial institutions from time to time party thereto as Managing Agents and Citicorp North America, Inc., as Program Agent;

            NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the date above each party agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein are as defined in the Loan and Servicing Agreement. As used in this Agreement, the following terms shall have the following meanings:

            "Adverse Claim" means a Lien other than any Permitted Lien.

            "Agreement" means this Purchase and Contribution Agreement, as amended, restated, supplemented or otherwise modified from time to time.

            "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the higher of: (A) the rate of interest announced publicly by Citibank in

New York, New York from time to time as Citibank's base rate (such rate not necessarily being the lowest or best rate charged by Citibank), and (B) the Federal Funds Rate plus 0.50%.

            "Collections" means, with respect to any Receivable, any and all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, all finance charges, if any, all amounts collected as interest, fees or charges for late payments with respect to such Receivable, all recoveries with respect to each written off Receivable (net of amounts, if any, retained by any third party collection agent), and any amounts deemed to have been received with respect to such Receivable pursuant to Section 2.02(f).

            "Contract" means an agreement or other arrangement, including a purchase order or invoice, an installment sale agreement or a revolving credit agreement/credit sale contract, pursuant to or under which a Person is obligated to pay for goods purchased from, or services rendered by, the Originator from time to time.

            "Deemed Collection" shall have the meaning given to such term in
Section 2.02(f).

            "Effective Date" means February 1, 2006

            "Event of Bankruptcy" means, with respect to any Person:

            (i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or

            (ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

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            "Excluded Receivable" means all accounts receivable of
Sherwin-Williams for which Honeywell, Inc. is the Obligor.

            "Final Collection Date" means the date on or following the Purchase Termination Date on which the aggregate Outstanding Balance of all Receivables transferred hereunder by the Originator has been reduced to zero and the Originator shall have paid all amounts payable to the Purchaser or its assigns by the Originator pursuant to this Agreement.

            "Incipient Judgment Event" means any Incipient Purchase Termination Event that results from one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance having been rendered against Sherwin-Williams, any of its Subsidiaries or any combination thereof and the same remaining undischarged and not effectively stayed, vacated or bonded pending appeal.

            "Incipient Judgment Event Grace Period" means, with respect to an Incipient Judgment Event, a period not to exceed 30 consecutive days following the occurrence of such Incipient Judgment Event.

            "Incipient Purchase Termination Event" means any event which, with the giving of notice or lapse of time or both, would constitute a Purchase Termination Event.

            "Initial Purchase" means the first Purchase made pursuant to this Agreement.

            "Initial Purchase Date" means the date on which the Initial Purchase shall occur which shall be the date specified in a written notice from the Originator to the Purchaser; provided that the conditions precedent set forth in
Section 3.01 of the Loan and Servicing Agreement shall be satisfied on such date.

            "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, charge or other security agreement or preferential arrangement of any kind or nature whatsoever that is intended as security.

            "Loan and Servicing Agreement" is defined in the recitals hereto.

            "Net Value" means, as of any date of determination, an amount equal to (i) the aggregate Outstanding Balance of the Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Principal Balance at such time, plus (B) the Required Reserves at such time.

            "Net Worth" means as of the last Business Day of each month preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Pool Receivables at such time, over (b) the sum of
(i) the Aggregate Principal Balance at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

            "Originator" is defined in the recitals hereto.

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            "Originator Indemnified Amount" has the meaning set forth in Section
6.01.

            "Originator Indemnified Party" has the meaning set forth in Section 6.01.

            "Permitted Lien" means any of the following:

            (a) Liens for taxes and assessments (i) which are not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Originator is maintaining adequate reserves in accordance with GAAP;

            (b) Liens in favor of the Program Agent or any Secured Party, including any Liquidity Provider (but only in connection with the Loan and Servicing Agreement); and

            (c) Liens in favor of the Purchaser arising pursuant to this Agreement.

            "Program Agent" shall mean Citicorp North America, Inc., in its capacity as "Program Agent" under the Loan and Servicing Agreement.

            "Purchase" means a purchase of Transferred Assets by the Purchaser from the Originator pursuant to Section 2.01 and shall include a transfer of Transferred Assets by the Originator to the Purchaser as a capital contribution.

            "Purchase Price" has the meaning set forth in Section 2.01(c).

            "Purchase Termination Date" means the earliest of (i) the occurrence of a Purchase Termination Event of the type described in Section 5.01(f) of this Agreement, (ii) upon the occurrence and during the continuance of a Purchase Termination Event other than the Purchase Termination Event described in Section 5.01(f), the date on which the Purchaser gives notice to the Originator declaring its obligation to purchase Receivables hereunder to be terminated, and
(iii) that Business Day which the Originator designates as the Purchase Termination Date by notice to the Purchaser at least five (5) days prior to such Business Day.

            "Purchase Termination Event" has the meaning set forth in Section 5.01.

            "Purchased Receivable" means any Receivable Purchased or purported to be Purchased hereunder.

            "Receivable" means all indebtedness of an Obligor arising under a Contract from the sale of goods or services by the Originator in the ordinary course of its business to an Obligor of the Originator, including all interest, finance charges, sales taxes and other taxes with respect thereto, provided that "Receivable" shall not include any Excluded Receivable.

            "Related Security" means, with respect to any Purchased Receivable:
(i) all security interests or liens and property subject thereto from time to time purporting to secure

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payment of such Purchased Receivable, whether pursuant to the related Contract or otherwise, (ii) all UCC financing statements or other filings covering any collateral securing payment of such Purchased Receivable (it being understood that such UCC financing statements will not be assigned of record to the Purchaser (or the Program Agent as its assignee) unless requested by the Purchaser (at the request of the Program Agent) after an "Event of Termination" under, and as defined in, the Loan and Servicing Agreement), (iii) all guarantees, prepayment penalties, cancellation fees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Purchased Receivable whether pursuant to the related Contract or otherwise, (iv) all Records related to such Purchased Receivable, (v) all of Originator's right, title and interest in, to and under any contracts or agreements providing for the servicing of such Purchased Receivable, including, without limitation, all Subservicing Agreements providing for meter reading, administration and/or collections services, and (vi) all proceeds of the foregoing.

            "Required Capital Amount" means $30,000,000.

            "Required Discount" shall have the meaning set forth in Section 2.01(c).

            "Retail Receivable" means a Receivable arising under a revolving credit agreement/credit sale agreement.

            "Settlement Date" means the fifteenth (15th) day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day.

            "Subordinated Loan" shall have the meaning set forth in Section 2.02(a)(ii).

            "Subordinated Note" means the promissory note in the form attached hereto as Exhibit A dated the date hereof and delivered by the Purchaser to the Originator.

            "Transferred Assets" means, at any time, all Purchased Receivables, Related Security with respect to such Purchased Receivables, the Deposit Accounts, the Lock-Boxes and all proceeds of the foregoing, including, without limitation, all Collections of Purchased Receivables.

      SECTION 1.02. Other Terms and Constructions. Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby

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incorporated into this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms. Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

      SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                   ARTICLE II
                              AMOUNTS AND TERMS OF PURCHASES

      SECTION 2.01. Purchases of Receivables; Agreement to Purchase.

            (a) On the terms and conditions hereinafter set forth, the Purchaser shall make the Initial Purchase hereunder on the Initial Purchase Date by purchasing from the Originator, and the Originator shall sell to the Purchaser without recourse except as expressly provided herein, all of the Originator's right, title and interest in and to all Receivables owned by it existing as of the close of business on the Business Day immediately prior to the Initial Purchase Date, together with all Related Security relating to such Receivables and all Collections with respect to, and other proceeds of, the foregoing. On each Business Day after the Initial Purchase Date until the termination of this Agreement or the occurrence of the Purchase Termination Date, the Purchaser shall purchase from the Originator, and the Originator shall sell to the Purchaser without recourse except as expressly provided herein, all of the Originator's right, title and interest in and to all Receivables owned by the Originator existing as of the close of business on the immediately preceding Business Day which have not been previously Purchased hereunder, together with all Related Security relating to such Receivables and all Collections with respect to, and other proceeds of, the foregoing. Each Purchase described in the preceding sentence shall automatically occur on the date of such Purchase without any further action on the part of the Purchaser.

            (b) It is the intention of the parties hereto that each Purchase of Transferred Assets to be made hereunder shall be absolute and irrevocable and will provide the Purchaser with the full risks and benefits of ownership of such Transferred Assets so purchased (such that the Transferred Assets would not constitute property of the Originator's estate in the event of the Originator's bankruptcy) and shall constitute a "sale of accounts," as such term is used in Article 9 of the UCC of the State of New York, to the extent applicable, and not a loan secured by such Transferred Assets. If, notwithstanding such intention, the conveyance of the Transferred Assets from the Originator to the Purchaser shall ever be recharacterized as a secured loan and not as a sale, it is the intention of the parties hereto that this Agreement shall constitute a security

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agreement under applicable law, and that the Originator shall be deemed to have granted, and the Originator hereby grants to the Purchaser, a duly perfected first priority security interest in all of the Originator's right, title and interest in, to and under the Transferred Assets, and all proceeds thereof, free and clear of any Adverse Claims to secure loans deemed to have been made by the Purchaser to the Originator and all other obligations of the Originator hereunder. Each sale of Receivables by the Originator to the Purchaser is made without recourse; provided, however, that (i) the Originator shall be liable to the Purchaser for all representations, warranties and covenants made by the Originator hereunder and (ii) such sale does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation or liability of the Originator or any other Person arising in connection with the Transferred Assets or any other obligations or liabilities of the Originator. In view of the intention of the parties hereto that the Purchases of Receivables to be made hereunder shall constitute a sale of such Receivables rather than a loan secured by such Receivables, the Originator agrees to (i) note on its financial statements that such Receivables have been sold to the Purchaser and (ii) on or prior to the Effective Date, mark its master data processing records relating to the Receivables with a legend acceptable to the Purchaser and the Program Agent, evidencing that the Purchaser has purchased such Receivables as provided in this Agreement.

      (c) The purchase price for each Purchase of Receivables by the Purchaser under this Agreement (the "Purchase Price") shall be an amount equal to the product obtained by multiplying (a) one minus the Required Discount (defined below) as of the date of such Purchase by (b) the Outstanding Balance of the Receivables purchased. The "Required Discount" shall be 2.00% or such other percentage as may be determined from time to time (but no less frequently than semiannually) by mutual agreement between the Originator and the Purchaser based on their respective assessments of the prevailing cost of funds, recent performance history of the Receivables being sold hereunder (including write-offs and rate of collection) and other costs of ownership, all determined on an arm's length basis.

SECTION 2.02. Payment for the Purchases; Settlements.

      (a) The Purchase Price for each Purchase of Receivables (other than any Receivables contributed to the Purchaser's capital) that are in existence on the close of business on the Business Day immediately preceding the Initial Purchase Date (the "Initial Cutoff Date") shall be payable in full by the Purchaser to the Originator on the Initial Purchase Date, and shall be paid to the Originator in the following manner:

      (i) first, by delivery of immediately available funds, to the extent of funds made available to the Purchaser in connection with a borrowing of Loans under the Loan and Servicing Agreement or other cash on hand;

      (ii) second, by delivery of the proceeds of a subordinated revolving loan from the Originator to the Purchaser (a "Subordinated Loan") pursuant to the Subordinated Note in an amount not to exceed the least of (A) the remaining unpaid portion of such

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Purchase Price, and (B) the maximum Subordinated Loan that could be borrowed without rendering the Purchaser's Net Worth less than the Required Capital Amount and (C) the maximum Subordinated Loan that could be borrowed without rendering the Net Value less than the aggregate outstanding principal balance of the Subordinated Loans (including the Subordinated Loan proposed to be made on such date); and

            (iii) third, by accepting such Receivables as a capital contribution to the Purchaser's capital in an amount equal to the remaining unpaid balance of such Purchase Price.

Each Receivable coming into existence after the Initial Cutoff Date shall be sold or contributed to the Purchaser on the Business Day immediately following the day such Receivable was originated and the Purchase Price for such Receivable shall be due and owing in full by the Purchaser to the Originator on such Business Day (except that the Purchaser may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by the Originator to the Purchaser hereunder and which have become due but remain unpaid) and shall be paid to the Originator in the manner provided in the following paragraphs (b), (c) and (d).

            (b) The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date and the Related Security and Collections shall be due and owing in full by the Purchaser to the Originator on the date it is purchased hereunder and shall be paid to the Originator in the following manner:

            (i) first, by delivery of immediately available funds, to the extent of funds made available to the Purchaser in connection with a borrowing of Loans under the Loan and Servicing Agreement or other cash on hand;

            (ii) second, by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions of Section 2.02(a)(ii); and

            (iii) third, by accepting such Receivables as a contribution to the Purchaser's capital in an amount equal to the remaining unpaid balance of such Purchase Price; provided, that no such capital contribution shall be made from and after the Purchase Termination Date.

Subject to the limitations set forth in Section 2.02(a)(ii) and Section 2.02(e), the Originator irrevocably agrees to advance each Subordinated Loan requested by the Purchaser on or prior to the Purchase Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of, the Subordinated Note and shall be payable solely from funds which the Purchaser is not required under the Loan and Servicing Agreement to set aside for the benefit of, or otherwise pay over to, the Program Agent or the Lenders. The Originator is hereby authorized by the Purchaser to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto; provided that the failure to make such notation shall not affect any obligation of the Purchaser thereunder.

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      (c) Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be paid in full by the Purchaser to the Originator on the date such Receivable is purchased, a precise reconciliation of the Purchase Price between the Purchaser and the Originator shall be effected on a monthly basis on each Settlement Date with respect to all Receivables sold during the month most recently ended prior to such Settlement Date and based on the information contained in the Monthly Report most recently delivered by the Servicer pursuant to Section 5.05 of the Loan and Servicing Agreement for such month. Although such reconciliation shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Note made pursuant to Section 2.02(b) and any contribution of capital by the Originator to Purchaser made pursuant to Section 2.02(b) shall be deemed to have occurred and shall be effective as of the date that the Purchase Price is paid. On each Settlement Date, the Originator shall determine the net increase or the net reduction in the outstanding principal amount of the Subordinated Note occurring during the immediately preceding month and shall account for such net increase or net reduction in its books and records. The Originator hereby agrees that within three (3) Business Days after the Purchaser so requests, the Originator will provide the Purchaser with a current report of daily sales giving rise to Receivables purchased hereunder and a current daily report of Collections received.

      (d) Each contribution of a Receivable by the Originator to Purchaser shall be deemed to be a Purchase of such Receivable by the Purchaser for all purposes of this Agreement. The Purchaser hereby acknowledges that the Originator shall have no obligation to make capital contributions to the Purchaser, in respect of the Originator's equity interest in the Purchaser or otherwise, in order to provide funds to pay the Purchase Price to the Originator under this Agreement or for any other reason.

      (e) If the Purchaser shall fail to make any payment of the applicable Purchase Price in respect of any Purchase on the date such Purchase Price is due hereunder then the Originator may, upon written notice to the Purchaser and the Program Agent (as assignee of the Purchaser), elect to terminate its obligation to sell Receivables, Collections and Related Security to the Purchaser hereunder and its obligation to make advances under the Subordinated Note.

      (f) If on any day, the Originator is deemed to have received a Deemed Collection with respect to any Receivable sold by it to the Purchaser hereunder, then, in such event, the Purchaser shall be entitled to a credit against the Purchase Price otherwise payable to the Originator hereunder in an amount equal to such Deemed Collection. If such Deemed Collection exceeds the Purchase Price for the Receivables sold on such day, then the Originator shall pay the remaining amount of such Deemed Collection in cash within five (5) Business Days thereafter; PROVIDED that if the Purchase Termination Date has not occurred, the Originator shall be allowed to deduct the remaining amount of such Deemed Collection from any indebtedness owed to it under the Subordinated Note to the extent permitted thereunder. Notwithstanding the foregoing, no credit to the Purchase Price may be made and no deduction to the indebtedness under the Subordinated Note may be made on or after the Termination

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      Date under the Loan and Servicing Agreement or at any time a Borrowing
      Base Deficiency exists under the Loan and Servicing Agreement. "DEEMED COLLECTIONS" means the aggregate of all amounts the Originator shall have been deemed to have received as a Collection of a Receivable sold by it. The Originator shall be deemed to have received a Collection (but only to the extent of the reduction or cancellation identified below) of a Receivable sold by it if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced or cancelled as a result of a Dilution Factor or (y) reduced or canceled as a result of any specific dispute, offset, counterclaim or defense whatsoever (in each case, except any such reduction, cancellation, dispute, offset, counterclaim or defense due to, or resulting from or relating to, the financial inability to pay or insolvency of the related Obligor) or (ii) any of the representations or warranties in Article III were not true with respect to such Receivable at the time of its sale hereunder (in which case, the Originator shall be deemed to have received a Collection in an amount equal to the Outstanding Balance of such Receivable).

      SECTION 2.03. Payments. All amounts to be paid by the Purchaser to the Originator or by the Originator to the Purchaser hereunder shall be paid in accordance with the terms hereof no later than 2:00 P.M. (New York City time) on the day when due in immediately available funds to such account as the Originator or the Purchaser, as the case may be, may from time to time specify in writing. In the event that any payment becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. To the extent permitted by law, the Originator shall pay to the Purchaser, on demand, interest on all amounts not paid when due hereunder at 2% per annum above the Base Rate in effect on the date such payment was due. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 2.04. Transfer of Records to the Purchaser.

      (a) Each Purchase of Receivables hereunder shall include the transfer to the Purchaser of all the Originator's right and title to and interest in the Records relating to such Purchased Receivables, and the Originator hereby agrees that such transfer shall be effected automatically with each such Purchase, without any further action on the part of the parties hereto or any further documentation.

      (b) The Originator shall take such action reasonably requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the Records relating to the Purchased Receivables.

      (c) In connection with such transfer, the Originator hereby grants to each of the Purchaser, the Program Agent (as the Purchaser's assignee) and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by the Originator to account for the Receivables, whether such software is owned by the Originator or is owned by others and used by the Originator under license agreements with respect thereto; provided that should the consent of any licensor of such software to grant the license described herein be required, the Originator hereby agrees that upon request by the Purchaser (or the Program Agent as the Purchaser's assignee), the Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

SECTION 2.05. Lock-Box and Deposit Account Transfer; Rights of the Purchaser.

      (a) The Originator hereby transfers to the Purchaser, as of the Effective Date, the exclusive ownership and control of the Lock-Boxes and the Deposit Accounts owned by it, and hereby agrees to take any further action necessary or that the Purchaser may reasonably request to effect such transfer. From and after the Effective Date, the Purchaser shall have the sole and exclusive right to withdraw or order a transfer of funds from the Deposit Accounts and to direct the investment of all funds therein, and each Deposit Account Bank shall be instructed to remit any amounts deposited in its Deposit Accounts solely according to the direction of the Purchaser. From and after the Effective Date, if the Originator, or its agents or representatives, shall at any time receive any cash, checks or other instruments constituting Collections, the Originator shall, or shall cause such recipient, to hold such payment in trust for and in a manner acceptable to the Purchaser and shall remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer in accordance with the instructions of the Purchaser.

      (b) At any time following the occurrence and during the continuance of an "Event of Termination" as defined in the Loan and Servicing Agreement, the Purchaser may notify the Obligors of the Purchased Receivables of the Purchaser's interest in the Transferred Assets and direct such Obligors that payment of all amounts payable under any Purchased Receivable be made directly to the Purchaser or its designee. At the Purchaser's request, the Originator shall, at its expense, give notice of the Purchaser's ownership of Transferred Assets to each related Obligor and assemble all related Records, and make the same available to the Purchaser at a place selected by the Purchaser or its designee. The Originator hereby grants to the Purchaser an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Originator any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Purchased Receivable or other Transferred Asset.

      (c) The Purchaser shall, as soon as practicable following receipt of collections of any receivable which is not a Transferred Asset, turn over to the Originator such collections less all reasonable and appropriate out-of-pocket costs and expenses, if any, incurred by the Purchaser in collecting such receivables. The Purchaser shall have no obligation to collect, enforce or otherwise take any action with respect to any account receivable that is not a Transferred Asset other than to deliver any collections with respect thereto in accordance with Section 2.05(c).

      SECTION 2.06. Responsibilities of the Originator. Anything herein to the contrary notwithstanding, the Originator shall (i) perform all of its obligations under the Contracts related to the Receivables transferred by it hereunder to the same extent as if such Receivables had not been transferred hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve the Originator from such obligations and (ii) pay when due all sales, excise and personal property taxes payable in connection with the Purchased Receivables.

      SECTION 2.07. Further Action Evidencing Purchaser's Interest. The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Purchaser may reasonably request in order to perfect, protect or more fully evidence the Purchaser's ownership of the Transferred Assets, or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, the Originator will (i) code its master data processing records evidencing the Purchased Receivables to evidence that the Purchaser has purchased all right and title thereto and (ii) upon the request of the Purchaser, file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Purchaser or its assigns may reasonably request. The Originator hereby authorizes the Purchaser or the Program Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Transferred Assets now existing or hereafter arising without the signature of, or further authorization by, the Originator. If after the occurrence and during the continuation of any Purchase Termination Event, the Originator fails to perform any of its respective agreements or obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Purchaser incurred in connection therewith shall be payable by the Originator upon the Purchaser's demand therefor.

      SECTION 2.08. Application of Collections. All Collections and other proceeds received from an Obligor in respect of Purchased Receivables shall, except as otherwise required by law, be applied to Purchased Receivables owed by such Obligor in a timely manner in accordance with the Originator's servicing practices.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.01. Representations and Warranties of the Originator. The Originator hereby represents and warrants to the Purchaser on the Effective Date and on the date of each Purchase hereunder as follows, provided that this
Section 3.01 shall not include any representations or warranties that are not correct due to the occurrence and continuation of an Incipient Judgment Event with respect to which the Incipient Judgment Event Grace Period has not lapsed:

            (a) Due Formation and Good Standing. It is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to carry on its business as now conducted and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

            (b) Due Authorization and No Conflict. The execution, delivery and performance by it of this Agreement and all other Facility Documents to which it is a party, and the transactions contemplated hereby and thereby are within its corporate powers, have been duly authorized by all necessary corporate action, on its part and do not contravene or constitute a default under, any provision of applicable law or of its certificate or its articles of incorporation or by-laws, or of any agreement, judgment, injunction, order, decree or other instrument binding upon it that could have a Material Adverse Effect or result in the creation or imposition of any Adverse Claim on any asset of it upon or with respect to any of its properties. This Agreement and the other Facility Documents to which it is a party have been duly executed and delivered on behalf of the Originator.

            (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other agreement, document or instrument to be delivered by it hereunder that has not already been given or obtained, except for filings under the UCC required under Article II.

            (d) Enforceability of Facility Documents. Each of this Agreement and each other Facility Document to be delivered by it in connection herewith, constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to the Enforceability Exceptions.

            (e) No Litigation. Except as publicly disclosed in its filings with the Securities and Exchange Commission, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against, or to the knowledge of a Responsible Officer of the Originator after due inquiry, threatened against the Originator or any of its subsidiaries (i) that could reasonably be expected to be adversely determined, and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that seeks to prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents. The Originator is not in default with respect to any order of any court, arbitrator or other Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement and the other Facility Documents.

            (f) Perfection of Interest in Transferred Assets. Each Receivable transferred by it hereunder is owned by it immediately prior to such transfer free and clear of any Adverse Claim, and, after such transfer, the Purchaser will have acquired a valid and perfected first priority ownership interest or security interest in each such Purchased Receivable so transferred, and in the Related Security, Collections and other Transferred Assets with respect thereto, in each case free and clear of any Adverse Claim. No effective financing statement or other instrument similar in effect, is filed in any appropriate recording office listing the Originator as debtor or seller, covering any Transferred Assets except such as may be filed in favor of the Purchaser in accordance with this Agreement, or in favor of the Program Agent in accordance with the Loan and Servicing Agreement.

            (g) Compliance with Laws. The Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings and except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (h) Accuracy of Information. All written information heretofore furnished by it or any of its Affiliates to the Purchaser, the Program Agent, any Managing Agent or any Lender for purposes of or in connection with this Agreement, the Loan and Servicing Agreement, any of the other Facility Documents or any transaction contemplated hereby or thereby is, and all such written information hereafter furnished by the Originator or any of its Affiliates to the Purchaser, the Program Agent, any Managing Agent or any Lender will be, true and accurate in every material respect on the date such written information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

            (i) Location of Chief Executive Office and Records; Organizational Identification Number. The location of its principal place of business and chief executive office, the locations of the offices where it keeps all the Records, its form of organization, sole jurisdiction of organization, federal employer identification number and organizational identification number (if any) are correctly set forth on Exhibit B. The Originator has had no chief executive office in the past five (5) years other than that set forth on Exhibit B.

            (j) Collection Information. The names and addresses of all the Alternate Payment Locations, Approved Sub-servicers, Deposit Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Deposit Accounts of the Originator are as specified in Exhibit C. The Alternate Payment Locations and the Lock-Boxes set forth on Exhibit C are the only addresses to which Obligors and Approved Sub-servicers of Purchased Receivables are directed to make payment. The Deposit Accounts set forth on Exhibit C are the only accounts to which Obligors, Approved Sub-servicers or Lock-Box Processors remit Collections of Purchased Receivables by wire transfer or electronic funds transfer. The Originator has not granted any Person "control" (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Deposit Account or the right to take control of any Deposit Account at a future time or upon the occurrence of a future event.

            (k) No Trade Names. The Originator has no, and has not used, any trade names, fictitious names, assumed names or "doing business as" names, in connection with the Contracts or the Receivables other than those set forth on Exhibit B.

            (l) Ownership. As of the date hereof, all of the issued and outstanding capital stock of the Purchaser are directly owned of record by the Originator, all of which are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire any shares of capital stock of the Purchaser.

            (m) Facility Documents. The Facility Documents represent all agreements between the Originator and the Purchaser relating to the transfer of the Purchased Receivables except for other agreements related to the transactions that are permitted by Section 4.03(g).

            (n) Solvency. The Originator: (i) is not "insolvent" (as such term is defined in Section 101(32)(A) of the Bankruptcy Code), (ii) is able to pay its debts as they come due; and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

            (o) Investment Company Act. The Originator is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (p) Use of Proceeds. No proceeds of any Purchase will be used by it to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

            (q) Taxes. The Originator has filed, caused to be filed or received an extension of the time to file, all United States Federal income tax returns (if any) and all other tax returns which are required to be filed by it and has paid or caused to be paid all material taxes, assessments or governmental charges of any kind that are due and payable by it pursuant to such returns or pursuant to any assessment received by the Originator; provided that the Originator may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Originator is in good faith contesting the same, so long as (i) adequate reserves have been established in accordance with GAAP, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect, and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest. The charges, accruals and reserves on the books of the Originator in respect of taxes and other governmental charges are, in the Originator's opinion, adequate.

            (r) Eligibility of Purchased Receivables. Each Purchased Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool

      Balance on the date of its purchase hereunder satisfies the requirements of eligibility contained in the definition of "Eligible Receivable" as of such date.

            (s) Payments to Originator. With respect to each Receivable transferred to the Purchaser hereunder, the Purchase Price received by the Originator constitutes reasonably equivalent value in consideration thereof. No transfer by the Originator to the Purchaser of a Receivable has been made for or on account of an antecedent debt owned by the Originator to the Purchaser and no such sale is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

            (t) Material Adverse Effect. Since December 31, 2004, no event has occurred which would have a Material Adverse Effect.

            (u) Compliance with Credit and Collection Policy. It has complied in all material respects with the Credit and Collection Policy with regard to its origination of each Purchased Receivable and the related Contract and has not made any change to such Credit and Collection Policy other than as permitted under Section 4.03(c).

            (v) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Sherwin-Williams and the Subsidiaries have not incurred any material accumulated funding deficiency within the meaning of ERISA. As used in this Section, "material" means the measure of a matter of significance that shall be determined as being an amount equal to 10% of Consolidated Net Worth.

            (w) Financial Statements.

            (i) The consolidated balance sheet of the Originator and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP, contained in the report on Form 10-K filed by the Originator with the Securities and Exchange Commission, fairly present, in conformity with GAAP, the consolidated financial position of the Originator and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

            (ii) The unaudited consolidated balance sheet of the Originator and its Consolidated Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, contained in the report on Form 10-K filed by the Originator with the Securities and Exchange Commission, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in clause (i) above (except as described in the notes thereto), the financial position of the Originator and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

            (x) No Purchase Termination Events. Immediately after giving effect to each Purchase, no Purchase Termination Event has occurred.

            (y) Accounting. The manner in which the Originator accounts for the transactions contemplated by this Agreement is consistent with the "true sale" opinion to be rendered by Jones Day on the date hereof.

                                   ARTICLE IV
                                    COVENANTS

      SECTION 4.01. Affirmative Covenants of the Originator. From the Effective Date until the later of the Purchase Termination Date and the Final Collection Date, the Originator shall, unless the Purchaser (and the Program Agent as its assignee) shall otherwise consent in writing:

            (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, ordinances, orders, rules, regulations and requirements of Governmental Authorities applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings and except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (b) Preservation of Existence. (i) Observe all procedures required by its certificate of incorporation and regulations and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction where the nature of its business requires such qualification, and where, in the case of clause (ii), failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

            (c) Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit the Program Agent, the Managing Agents or their agents or representatives:

            (i) to conduct periodic audits of the Purchased Receivables and the Related Security and the related Records and collection systems of the Originator;

            (ii) to examine and make copies of and abstracts from the Records in its possession or control relating to the Purchased Receivables and Related Security, including, without limitation, the related Contracts;

            (iii) to visit the offices and properties of the Originator for the purpose of examining the materials described in clause (ii) above; and

            (iv) to discuss matters relating to the Receivables or the Originator's performance hereunder with any of the officers or employees of the Originator having knowledge of such matters.

            (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Purchased Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all such Purchased Receivables, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable, as well as its actual experience with respect to any Dilution Factor. The Originator shall promptly notify the Purchaser of any material conversion or substitution (excluding, in each case, version upgrades) of the computer software used by the Originator in its collection of Purchased Receivables.

            (e) Performance and Compliance with Purchased Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Purchased Receivables and the Contracts related thereto.

            (f) Credit and Collection Policy. Comply in all material respects with the Credit and Collection Policy in regard to the Purchased Receivables and the related Contracts.

            (g) Collections.

            (i) Cause all Obligors to remit all payments in respect of the Purchased Receivables to an Alternate Payment Location, a Lock-Box or a Deposit Account;

            (ii) Cause all Lock-Box Processors to deposit all Collections received thereby or remitted to any Lock-Box into a Deposit Account within two (2) Business Days following receipt thereof;

            (iii) Cause all Persons receiving Collections at an Alternate Payment Location, including Approved Sub-servicers, to remit such Collections to a Lock-Box or deposit such Collections to a Wachovia Collection Account within four (4) Business Days following receipt;

            (iv) Cause all Deposit Account Banks to deposit all Collections received thereby to a Deposit Account within one (1) Business Day following receipt;

            (v) (x) at any time the Debt Rating of Originator is less than BBB by S&P or less than Baa2 by Moody's (or either such Debt Ratings have been withdrawn) establish a new Deposit Account at an Eligible Institution in the name of Purchaser and (y) at any time the Debt Rating of Originator is less than BBB- by S&P or less than Baa3 by Moody's (or either such Debt Ratings have been withdrawn) cause any Collections initially remitted into the Wachovia Collection Account to be segregated from other funds and deposited within two (2) Business Days following such remittance into the Deposit Account established pursuant to the preceding clause (x);

            (vi) On or prior to the Blocked Account Date, deliver, or cause to be delivered, to the Program Agent, fully executed copies of (A) Lock-Box Processor Agreements with respect to each Lock-Box Processor, (B) Blocked Account Agreements with respect to each Deposit Account, and from and after such date, (1) cause each Deposit Account to be subject at all times to a Blocked Account Agreement, (2) cause each Lock-Box to be accessed solely by a Lock-Box Processor and (3) cause each Lock-Box Processor with respect to each Lock-Box to be subject at all times to a Lock-Box Processor Agreement; (C) the Wachovia Collection Account Intercreditor Agreement and (D) an opinion of Jones Day regarding the priority of a security interest obtained pursuant to Section 2.01 hereof and the Loan and Servicing Agreement in form and substance reasonably acceptable to the Program Agent;

            (vii) prevent the remittance of any funds other than Collections into any Lock-Box and if any funds other than Collections are remitted to any Lock-Box, segregate and remit any such funds to the owner thereof within two (2) Business Days following receipt;

            (viii) Prevent the deposit of any funds other than Collections into any Deposit Account (other than the Wachovia Collection Account) and if any funds other than Collections are deposited into any Deposit Account (other than the Wachovia Collection Account), segregate and remit any such funds to the owner thereof within two (2) Business Days following such deposit;

            (ix) Separate Existence. Take all reasonable steps (including, without limitation, all steps that the Purchaser may from time to time reasonably request) to maintain the Purchaser's identity as a separate legal entity from it and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of it and each of its other Affiliates. Without limiting the generality of the foregoing, it shall (i) maintain its books and records separate from those of the Purchaser and maintain records of all intercompany debits and credits and transfers of funds made by it on the Purchaser's behalf; (ii) except as otherwise contemplated under the Loan and Servicing Agreement, prevent the commingling of its funds or other assets with those of the Purchaser, and not maintain bank accounts or other depository accounts to which the Purchaser is an account party, into which the Purchaser makes deposits or from which the Purchaser has the power to make withdrawals except as otherwise contemplated hereunder or under the Facility Documents with respect to the Purchaser's or the Servicer's administration of Collections; (iii) not enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with the Purchaser which is on terms that are less favorable to it than those that might be obtained in an arm's length transaction at the time from Persons who are not Affiliates and which is not evidenced by or pursuant to a written agreement; (iv) not pay the operating expenses and liabilities of the Purchaser; (v) clearly identify its office space (by sign or otherwise) as being separate and distinct from the offices of, or any space occupied by, the Purchaser and allocate fairly with the Purchaser any overhead, if relevant, for shared office space or business facilities or equipment; (vi) act solely in its own name, through its own officials or representatives where relevant, and not hold the Purchaser out as a "division" or "part" of it; (vii) have stationery and other business forms and a telephone number separate from that of the Purchaser; and (viii) take all other actions reasonably necessary on its part to operate its business and perform its obligations under the Facility Documents in a manner consistent with the factual assumptions described in the legal opinions with respect to non-consolidation or true sale matters of Jones Day delivered to the Program Agent and the Managing Agents pursuant to Section 3.01 of the Loan and Servicing Agreement to the extent applicable to it. In addition to the foregoing, it will cause any financial statements consolidated with those of the Purchaser to state that the Purchaser's business consists of the purchase of Receivables from it and that the Purchaser is a separate legal entity with its own separate creditors who, in any liquidation of the Purchaser, will be entitled to be satisfied out of the Purchaser's assets prior to any value in the Purchaser becoming available to the Purchaser's equity holders.

            (h) Location of Records. Keep its chief place of business and chief executive office and the offices where it keeps the Records at (i) the address(es) of the Originator referred to on Exhibit B hereto or (ii) upon 30 days' prior written notice to the Purchaser and the Program Agent, at any other location in the United States where all actions reasonably requested by the Purchaser or the Program Agent to protect and perfect the interests of the Purchaser and the Program Agent have been taken and completed.

            (i) Taxes. File, cause to be filed or obtain an extension of the time to file, all material tax returns and reports required by law to be filed by it and will promptly pay or cause to be paid all taxes and governmental charges at any time owing, provided that the Originator may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Originator is in good faith contesting the same, so long as (i) adequate reserves have been established in accordance with GAAP, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect, and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, and pay when due any taxes payable in connection with the transfer of the Receivables.

            (j) Ownership. Take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under this Agreement irrevocably in the Purchaser, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Purchaser's interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Purchaser therein as the Purchaser may reasonably request), and (ii) cooperate (as the Purchaser or Program Agent may reasonably request) in the establishment and maintenance, in favor of the Program Agent, of a valid and perfected first priority perfected security interest in all Receivables, Related Security and Collections to the full extent contemplated herein and within the Loan and Servicing Agreement, free and clear of any Adverse Claims other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Program Agent's security interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Program Agent as the Program Agent may reasonably request).

      SECTION 4.02. Reporting Requirements of the Originator. From the Effective Date until the later of the Purchase Termination Date and the Final Collection Date, the Originator shall furnish or cause to be furnished to the Purchaser:

            (a) Purchase Termination Event. As soon as reasonably practicable and in any event within three (3) Business Days after any Responsible Officer of the Originator obtains knowledge of the occurrence of each Purchase Termination Event or Incipient Purchase Termination Event (if such Incipient Purchase Termination Event is continuing on the date of such notice), the statement of a Responsible Officer of the Originator setting forth the details of such Purchase Termination Event or Incipient Purchase Termination Event and the action which it is taking or proposes to take with respect thereto.

            (b) Financial Statements. (i) As soon as is available, and in any event within ninety (90) days after the end of each fiscal year of the Originator, a consolidated balance sheet of the Originator and its Consolidated Subsidiaries as of the end of such fiscal year and a statement of income and retained earnings of the Originator for such fiscal year, all reported in accordance with GAAP by Ernst & Young LLP or other independent public accountants of nationally recognized standing,
      (ii) within forty-five (45) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Originator, a balance sheet of the Originator as of the end of such fiscal quarter and a statement of income and retained earnings of the Originator for the period commencing at the end of the previous fiscal year and ending as of the end of such quarter, certified by the chief financial officer of the Originator.

            (c) Compliance Certificates. Concurrently with any delivery of information under clause (b) above, a certificate of a Responsible Officer of the Originator (i) setting forth in reasonable detail the calculations required to establish whether an Event of Termination set forth in Sections 7.01(p) and (q) of the Loan and Servicing Agreement has occurred and (ii) certifying that no Purchase Termination Event or Incipient Purchase Termination Event exists on the date of such certificate and, if a Purchase Termination Event or Incipient Purchase Termination Event then exists, setting forth the details thereof and the action which the Originator is taking or proposes to take with respect thereto.

            (d) Public Filings. Promptly after the filing thereof, copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by the Originator with the Securities and Exchange Commission.

            (e) Defaults. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Originator obtains knowledge of any default by the Originator under any agreement other than the Facility Documents to which the Originator is a party which could reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of the Originator setting forth the details of such default and the action which the Originator is taking or proposes to take with respect thereto.

            (f) Reporting on Adverse Effects. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Originator obtains knowledge of the occurrence of any matter or the occurrence of any event concerning it which could reasonably be expected to have a Material Adverse Effect, notice thereof.

            (g) Ratings. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Originator obtains knowledge of any downgrade or withdrawal of the Debt Rating of the Originator, notice of such downgrade or withdrawal of such Debt Rating.

            (h) Credit and Collection Policy. Promptly and in no event more than three (3) Business Days after any Responsible Officer of the Originator obtains knowledge of any amendment, modification, supplement or other change to the Credit and Collection Policy that could have a material adverse effect on the collectibility of the Receivables, the statement of a Responsible Officer of the Originator setting forth the details of such amendment, modification or supplement.

            (i) Other Information. As soon as reasonably practicable, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Originator as the Purchaser may from time to time reasonably request.

As long as the Originator is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-K shall satisfy the requirements of Section 4.02(b)(i) of this Agreement and a copy of its report on Form 10-Q shall satisfy the requirements of Section 4.02(b)(ii) of this Agreement. Information required to be delivered pursuant to clauses (b) or (d) of this Section 4.02 shall be deemed to have been delivered on the date on which the Originator provides notice to the Purchaser that such information has been posted on Sherwin-Williams' website on the Internet at www.sherwin-williams.com or at another website identified in such notices and accessible to the Purchaser without charge; provided, however, that such notice may be included in any certificate delivered pursuant to clause (c) above.

      SECTION 4.03. Negative Covenants of the Originator. From the Effective Date until the later of the Purchase Termination Date and the Final Collection Date, the Originator shall not, without the written consent of the Purchaser and the Program Agent:

            (a) Sales, Liens, Etc. Against Transferred Assets. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable or any other Transferred Asset, or assign any right to receive income in respect thereof, except in each case as contemplated or provided hereunder or under the Loan and Servicing Agreement.

            (b) Extension or Amendment of Purchased Receivables. Extend, amend, waive or otherwise modify, the terms of any Purchased Receivable or any Contract related thereto, except (i) in accordance the Credit and Collection Policy or (ii) as otherwise permitted hereunder (including, without limitation, any such action permitted to be taken by the Originator).

            (c) Change in Business or Credit and Collection Policy. Make any change in the character of its origination or servicing practices or make or permit any change in the Credit and Collection Policy, which change, in either case, could be reasonably expected to have a Material Adverse Effect.

            (d) Change in Payment Instructions to Obligors. Make any change in its instructions to Obligors regarding the making of payments in respect of the Receivables to any Alternate Payment Location, Lock-Box or Deposit Account, other than instructing Obligors to remit payments to another Alternate Payment Location, Lock-Box or Deposit Account.

            (e) Changes to Alternate Payment Locations, Lock-Boxes, Deposit Accounts, Lock-Box Processor Agreements and Blocked Account Agreements. Add any account as a Deposit Account, any bank as a Deposit Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to any Transferred Asset, in each case other than those listed in Exhibit C, unless the Purchaser (and its assigns) shall have received (i) thirty (30) days' prior written notice of each such addition; and (ii) prior to the effective date of such addition, (x) executed copies of Blocked Account Agreements (in the case of each new Deposit Account), Lock-Box Processor Agreements (in the case of each new Lock-Box or Lock-Box Processor) and Lock-Box Transfer Notices (in the case of each new Lock-Box), executed by each Deposit Account Bank or Lock-Box Processor, as applicable, the Originator, the Purchaser, and the Program Agent, (y) copies of all material agreements signed by the Originator, the Purchaser or the respective Deposit Account Bank or Lock-Box Processor, as applicable, with respect to any new Deposit Account, Deposit Account Bank, Lock-Box or Lock-Box Processor and (z) a revised Exhibit C. The Originator shall provide the Purchaser with prompt written notice of any termination of any bank as a Deposit Account Bank or any Person as a Lock-Box Processor, together with a revised Exhibit C hereto. The Originator shall provide the Purchaser with prompt written notice of any addition or termination of any Alternate Payment Location, together with a revised Exhibit C hereto.

            (f) Change in Name; Jurisdiction of Organization. (i) Make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) indicated on its certificate of formation (or equivalent organizational document), or (ii) change its form of organization or its jurisdiction of organization, unless, in either case, prior to the effective date of such change, it delivers to the Purchaser and the Program Agent such financing statements or amendments to financing statements (Form UCC-1 or Form UCC-3, respectively) authorized by it which the Purchaser or the Program Agent may request to reflect such name change or change in form or jurisdiction of organization, together with such other documents, legal opinions and instruments that the Purchaser or the Program Agent may reasonably request in connection with the transaction giving rise thereto.

            (g) Limitation on Transactions with the Purchaser. Enter into, or be a party to any transaction with the Purchaser, except for:

            (i) the transactions contemplated by this Agreement and the other Facility Documents;

            (ii) capital contributions by the Originator to the Purchaser which are in compliance with Section 4.01(h); and

            (iii) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors' fees, upon fair and reasonable terms materially no less favorable to the Purchaser than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

            (h) Accounting of Transfers. Account for or treat (whether in financial statements or otherwise) the transactions provided for by this Agreement in any manner other than as the sale and/or absolute conveyance by it of Purchased Receivables to the Purchaser.

            (i) Limitation on Creation of Liens. Grant any Lien in any Receivable (other than any Purchased Receivable) or in any inventory of the Originator unless the grantee of such Lien has entered into an inter-creditor agreement with the Program Agent in form and substance reasonably acceptable to the Program Agent.

                                    ARTICLE V
                           PURCHASE TERMINATION EVENTS

      SECTION 5.01. Purchase Termination Events. If any of the following events (each a "Purchase Termination Event") shall occur:

            (a) The Originator shall fail to make any payment or deposit required to be made by it hereunder or under any other Facility Document when due and such failure shall continue for two (2) Business Days;

            (b) The Originator shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Facility Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the Purchaser or any Affected Party gives notice thereof to a Responsible Officer of the Originator or the Originator otherwise obtains knowledge thereof;

            (c) Any representation or warranty made or deemed to be made by the Originator under or in connection with this Agreement or any other Facility Document shall prove to have been materially false or incorrect (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) when made or deemed made or delivered;

            (d) The Purchaser shall cease to have a valid and perfected first priority ownership interest in each Purchased Receivable transferred hereunder and the Related Security, Collections and other Transferred Assets with respect thereto; or immediately prior to each Purchase hereunder, the Originator shall cease to have a valid and perfected first priority ownership interest therein;

            (e) (i) An Event of Termination under the Loan and Servicing Agreement shall occur, or (ii) the Termination Date under the Loan and Servicing Agreement shall occur;

            (f) An Event of Bankruptcy shall occur with respect to the Originator;

            (g) The Purchaser shall fail to make any payment in respect of any Indebtedness when and as the same shall become due and payable or (B) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which the Purchaser has outstanding Indebtedness; or (ii) (A) the Originator or any Subsidiary (other than the Purchaser) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period) or (B) any event or condition occurs and, while continuing, results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to Capital Leases that terminate as a result of the voluntary sale or transfer of or a casualty or condemnation affecting the property or assets subject thereto;

            (h) One or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance shall be rendered against Sherwin-Williams, any Subsidiary of Sherwin-Williams (other than the Purchaser) or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon material assets of Sherwin-Williams or any Subsidiary of Sherwin-Williams (other than the Purchaser) to enforce one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000;

            (i) Any of this Agreement, the Loan and Servicing Agreement or the Subordinated Note shall cease to be in full force and effect or the Originator shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any such Facility Document at any time following the execution thereof;

            (j) A Change in Control shall have occurred;

            (k) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

            (l) The Originator receives notice or becomes aware that a notice of federal tax lien has been filed against it;

then, in any such event, the Purchaser may, by notice to the Originator, declare the Purchase Termination Date to have occurred; provided, however, that, in the case of any event described in subsection (f) above the Purchase Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon the declaration or automatic occurrence of the Purchase Termination Date, the Purchaser shall cease to make Purchases from the Originator hereunder.

                                   ARTICLE VI
                                 INDEMNIFICATION

      SECTION 6.01. Indemnities by the Originator. Without limiting any other rights which the Purchaser may have hereunder or under applicable law (including, without limitation, the right to recover damages for breach of contract), the Originator hereby agrees to indemnify the Purchaser, its successors, transferees and assigns, and the officers, directors, agents, and employees of the foregoing (each, an "Originator Indemnified Party"), from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Originator Indemnified Amounts") awarded against or incurred by any Originator Indemnified Party to the extent relating to or arising from or as a result of this Agreement or the acquisition by the Purchaser of the Transferred Assets, subject to the proviso set forth below. Without limiting the generality of the foregoing indemnification, the Originator shall indemnify the Originator Indemnified Parties for Originator Indemnified Amounts to the extent relating to or resulting from any of the following:

            (i) the failure of any Purchased Receivable represented by the Originator to be an Eligible Receivable hereunder to be an "Eligible Receivable" at the time of such representation;

            (ii) reliance on any representation or warranty made or deemed made by the Originator under this Agreement or any other Facility Document to which it is a party which shall have been false or incorrect when made or deemed made;

            (iii) the failure by the Originator to comply with any term, provision or covenant contained in this Agreement or any other Facility Document to which it is party or with any applicable law, rule or regulation with respect to any Purchased Receivable, the related Contract, or the Related Security, or the nonconformity of any Purchased Receivable, the related Contract or the Related Security with any such applicable law, rule or regulation;

            (iv) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with services or goods the provision or sale of which gave rise to or are the subject of any Purchased Receivable or Contract;

            (v) the failure to pay when due any taxes, including, without limitation, sales, excise or personal property taxes payable by the Originator in connection with the Transferred Assets;

            (vi) the payment by such Originator Indemnified Party of taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Originator's actions or failure to act in breach of this Agreement;

            (vii) the failure to vest and maintain vested in the Purchaser or to transfer to the Purchaser a first priority perfected ownership interest in the Purchased Receivables, together with all Collections, Related Security and other Transferred Assets free and clear of any Lien except a Lien in favor of any Affected Party, whether existing at the time such Purchased Receivable arose or at any time thereafter;

            (viii) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the applicable UCC or other applicable laws naming the Originator as "Debtor" with respect to any Transferred Assets;

            (ix) any dispute, claim, offset or defense (other than as a result of the bankruptcy or insolvency of the related Obligor) of an Obligor to the payment of any Purchased Receivable (including, without limitation, a defense based on such Purchased Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to such Purchased Receivable or the furnishing or failure to furnish such goods or services (other than as a result of the bankruptcy or insolvency of the related Obligor);

            (x) the commingling of Collections with any other funds;

            (xi) any failure by the Purchaser to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Purchaser of any Transferred Assets, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision or the Bankruptcy Code;

            (xii) the failure of any Lock-Box Processor or Deposit Account Bank to remit any amounts or items of payment held in a Deposit Account or in a Lock-Box pursuant to the instructions of the Program Agent given in accordance with the Loan and Servicing Agreement, the applicable Lock-Box Processor Agreement, Blocked Account Agreement or the other Facility Documents, whether by reason of the exercise of setoff rights or otherwise;

            (xiii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases made pursuant to this Agreement or any other Facility Document delivered hereunder or in respect of any of the Transferred Assets;

            (xiv) any claim brought by any Person arising from any activity by the Originator in servicing, administering or collecting any Purchased Receivable;

            (xv) the transfer by the Originator of any Purchased Receivable in violation of any applicable law, rule or regulation;

            (xvi) the failure of the Originator to furnish accurate and complete documentation (including, without limitation, a Contract or invoice) to any Obligor; or

            (xvii) the failure of any Lock-Box Processor, Approved Sub-servicer or any other third party with a contractual relationship with the Originator for the acceptance or processing of Collections to remit any Collections received by it to a Lock-Box or a Deposit Account within two
      (2) Business Days of receipt;

provided, however, that the Originator shall not be required to indemnify any Originator Indemnified Party to the extent of any amounts (x) resulting from the gross negligence or willful misconduct of such Originator Indemnified Party, or
(y) constituting credit recourse for the failure of an Obligor to pay a Purchased Receivable, or (z) constituting net income or franchise taxes that are imposed by the United States or franchise taxes or net income taxes that are imposed on such Originator Indemnified Party by the state or foreign jurisdiction under the laws of which such Originator Indemnified Party is organized or any political subdivision thereof. Any amounts subject to the indemnification provisions of this Section 6.01 shall be paid by the Originator to the related Originator Indemnified Party within ten (10) Business Days, following written demand therefor.

      SECTION 6.02. Limited Liability of Originator Indemnified Parties. No Originator Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Originator or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Originator Indemnified Party's gross negligence or willful misconduct or breach of its obligations under this Agreement. In no event, however, shall any Originator Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

                                   ARTICLE VII
                                  MISCELLANEOUS

      SECTION 7.01. Amendments, Etc. No amendment to or waiver of any provision of this Agreement nor consent to any departure herefrom by the Originator shall in any event be effective unless the same shall be in writing and signed by all parties hereto and the Program Agent. Any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Originator in any case shall entitle the Originator to any other or further notice or demand in the same, similar or other circumstances. This Agreement and the Loan and Servicing Agreement, together with the other written agreements required to be delivered hereunder and thereunder and the exhibits and schedules hereto and thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement (together with the exhibits hereto) among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

      SECTION 7.02. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile, to the Purchaser at its address set forth on Exhibit E, and to the Originator, at the address of its chief executive office set forth opposite its name on Exhibit B or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.

      SECTION 7.03. No Waiver; Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 7.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Originator and the Purchaser and their respective successors and permitted assigns. The Originator may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Purchaser and the Program Agent. The Purchaser may not assign its rights hereunder and in the Transferred Assets to any Person other than in connection with the Loan and Servicing Agreement. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect with respect to the Originator until the Final Collection Date; provided, however, that the rights and remedies with respect to
(i) any breach of any representation and warranty made by the Originator pursuant to Article III, (ii) the indemnification and payment provisions of
Article VI and (iii) Sections 7.06, 7.08 and 7.12 shall be continuing and shall survive any termination of this Agreement.

      SECTION 7.05. Consent to Jurisdiction.

            (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Each of the Purchaser and the Originator consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 7.02. Nothing in this Section 7.05 shall affect the right of the Purchaser or the Originator to serve legal process in any other manner permitted by law.

      SECTION 7.06. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT.

      SECTION 7.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      SECTION 7.08. Costs, Expenses and Taxes.

            (a) In addition to the rights of indemnification under Article VI hereof, the Originator agrees to pay to the Purchaser within thirty (30) days after demand thereof (i) all reasonable costs and expenses incurred by the Purchaser in connection with the periodic auditing of the Originator pursuant to Section 4.01(c); provided, that the

      Originator shall only be responsible for the reasonable costs and expenses incurred in connection with one audit of the Originator during any twelve
      (12) month period beginning on the date hereof and on each anniversary of the date hereof, and in each case, so long as (x) no Purchase Termination Event shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Program Agent and (ii) all reasonable costs and expenses of the Purchaser in connection with the preparation, execution and delivery (including any requested amendments, waivers or consents) of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of special counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the other agreements executed pursuant hereto and (iii) all costs and out-of-pocket expenses (including fees and expenses of outside counsel), in connection with the enforcement of this Agreement and the other agreements and documents to be delivered hereunder after the occurrence of a Purchase Termination Event.

            (b) In addition, the Originator shall pay any and all stamp, sales, transfer and other taxes and fees (including, without limitation, UCC filing fees and any penalties associated with the late payment of any UCC filing fees) payable or determined to be payable by it in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and agrees to indemnify the Purchaser (and its assigns) against any liabilities with respect to or resulting from any delay by the Originator in paying or omission to pay such taxes and fees.

      SECTION 7.09. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      SECTION 7.10. Termination of this Agreement. The agreement of the Originator to transfer Receivables hereunder and the agreement of the Purchaser to Purchase Receivables shall automatically terminate on the Purchase Termination Date. Notwithstanding any such termination described above, all other provisions of this Agreement shall remain in full force and effect as provided in Section 7.04. On or after the Final Collection Date, the Purchaser will, at the request and expense of the Originator, execute and deliver to the Originator such UCC termination statements and other documents as the Originator may reasonably request to evidence such termination.

      SECTION 7.11. Purchaser's Assignment of Rights to Program Agent. The Originator acknowledges that all of the Purchaser's right, title and interest in, to and under this Agreement and each other document, agreement or instrument executed in connection herewith or therewith, constitutes part of the Collateral pledged to the Program Agent, and that, pursuant to and subject to the limitations contained in, and the terms and conditions of, the Loan and Servicing Agreement, the Purchaser has assigned to the Program Agent, for the benefit of the Secured Parties, all benefits, rights and remedies exercisable by the Purchaser under this Agreement and each other document, agreement or instrument executed in connection herewith or therewith. Such assignment includes, without limitation, (x) all monies due and to become due to the Purchaser from the Originator, whether in connection with forwarding Collections of Purchased Receivables or any expenses, costs, indemnities, or damages for the breach of this Agreement or otherwise and (y) all rights, remedies, powers, privileges and claims of the Purchaser against the Originator under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or as otherwise available at law or in equity). The Originator acknowledges that the Program Agent shall have the sole right to enforce the Purchaser's rights and remedies under this Agreement to the extent permitted by the Loan and Servicing Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Purchaser to be given or withheld hereunder, and, in any case, without regard to whether specific reference is made to the Purchaser's assigns in the provisions of this Agreement which set forth such rights and remedies) and the Originator agrees to cooperate fully with the Program Agent and the Lenders in the exercise of such rights and remedies; provided, however, that the Program Agent shall not be obligated to perform any of the obligations of the Purchaser under this Agreement. The Originator acknowledges that the rights of the Program Agent with respect to the rights and remedies in connection with any indemnification or any breach of any representation, warranty, or covenant made by the Originator under this Agreement shall be continuing and shall survive any termination of this Agreement. The Originator further agrees to give to the Program Agent copies of all notices it is required to give to the Purchaser hereunder.

      SECTION 7.12. Limited Recourse. Notwithstanding anything to the contrary contained herein, the obligations of the Purchaser under this Agreement shall be payable solely out of Collections as they are received by or are available to the Purchaser to make such payments as provided pursuant to Section 2.06 or 2.07 of the Loan and Servicing Agreement, as applicable, and, to the extent Collections are not available to pay such obligations, the claims relating thereto shall not constitute a claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) against the Purchaser but shall continue to accrue. The Originator agrees that the payment by the Purchaser of any claim of any the Originator hereunder shall be subordinated in the priority for such claim in as set forth in Section 2.07 of the Loan and Servicing Agreement. The Originator hereby agrees that it will not institute any Event of Bankruptcy against the Purchaser so long as any Borrower Obligations shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Borrower Obligations shall have been outstanding.

      SECTION 7.13. Integration. This Agreement executed by the parties hereto on the date hereof contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                          SWC RECEIVABLES FUNDING LLC, as Purchaser

                          By: /s/ Cynthia D. Brogan
                              -------------------------------
                              Name: Cynthia D. Brogan
                              Title: Vice President and Treasurer

                          THE SHERWIN-WILLIAMS COMPANY, as
                          Originator

                          By: /s/ Sean P. Hennessy
                              -------------------------------
                              Name: Sean P. Hennessy
                              Title: Senior Vice President - Finance and Chief
                                     Financial Officer

                                Signature Page to
                       Purchase and Contribution Agreement

                                                                       EXHIBIT A

                            FORM OF SUBORDINATED NOTE
                                                                          [Date]

                  1. Note. FOR VALUE RECEIVED, the undersigned, SWC Receivables Funding LLC, a Delaware limited liability company (the "Borrower"), hereby unconditionally promises to pay to the order of The Sherwin-Williams Company, an Ohio Corporation (the "Lender"), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal sum provided for in Section 3 hereof in accordance with the terms of that certain Purchase and Contribution Agreement dated as of February 1, 2006 between the Lender and the Borrower (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement"). Reference to Section 2.02 of the Purchase Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

                  2. Interest. The Borrower further promises to pay interest on the outstanding unpaid principal amount of this Subordinated Note from the date hereof until payment in full hereof at a per annum rate (the "Interest Rate") equal to the Base Rate in effect from time to time; provided, however, that if the Borrower shall default in the payment of any principal hereof, the Borrower promises to, on demand, pay interest at the rate of the Interest Rate plus 2% on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each accounting month in arrears and shall be calculated on the basis of the actual number of days elapsed during such accounting month and a year consisting of 360 days; provided, however, that the Borrower may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note.

                  3. Principal; Principal Payments. The aggregate outstanding principal amount of this Subordinated Note at any time shall be equal to the excess of (x) the aggregate principal amount of advances to the Borrower and increases to such principal amount made pursuant to Section 2.02(b) of the Purchase Agreement as of such time, over (y) the aggregate amount of all payments made in respect of the principal of this Subordinated Note as of such time; provided, however, that no increases to the principal amount of this Subordinated Note shall be made to the extent that, as a result of such addition, and after giving effect thereto, the Purchaser's Net Worth would be less than the Required Capital Amount. The Lender is authorized and directed by the Borrower to enter in its books and records the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by the Borrower, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of the Lender to make any such entry nor any error therein shall expand, limit or affect the obligations of the Borrower hereunder.

            4. Subordination. The indebtedness evidenced by this Subordinated
Note is subordinated to the prior payment in full of all of the Borrower's obligations under that certain Loan and Servicing Agreement dated as of February 1, 2006 (as amended, supplemented, restated or otherwise modified from time to time, the "Loan and Servicing Agreement") among the Borrower, the Lender, as servicer (the "Servicer"), the entities from time to time party thereto as conduit lenders (the "Conduit Lenders"), the financial institutions from time to time party thereto as committed lenders and managing agents (the "Committed Lenders" and "Managing Agents"), and Citicorp North America, Inc., as program agent (the "Program Agent"). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Program Agent, the Conduit Lenders, the Committed Lenders and/or any of their assignees (collectively, the "Senior Claimants") under the Loan and Servicing Agreement. Until the date (the "Senior Collection Date") on which the "Aggregate Principal Balance" under and as defined in the Loan and Servicing Agreement has been reduced to zero and all other "Borrower Obligations" thereunder, and as defined therein (all such obligations, collectively, the "Senior Claims"), have been indefeasibly satisfied in full, the Lender shall, except as permitted by Section 2.02(f) of the Purchase Agreement, not demand, accelerate or sue for, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment of, or security for, all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) the Lender hereby agrees that it will not institute against the Borrower any Event of Bankruptcy unless and until one year and one day have passed since the Senior Collection Date has occurred and (ii) notwithstanding the foregoing, nothing in this paragraph shall restrict the Borrower from paying, or the Lender from requesting, receiving or accepting, any payments under this Subordinated Note so long as (x) the Borrower has funds available therefor in accordance with the Loan and Servicing Agreement or the Servicer has otherwise set aside funds for the benefit of the Senior Claimants in the amount and manner required under the Loan and Servicing Agreement, (y) no Event of Termination under (and as defined in) the Loan and Servicing Agreement shall have occurred and then be continuing and (z) the making of such payment would not otherwise violate the terms and provisions of the Loan and Servicing Agreement. Should any payment, distribution or security or proceeds thereof be received by the Lender in violation of the immediately preceding sentence, the Lender agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Program Agent for the benefit of the Senior Claimants.

            5. Bankruptcy; Insolvency. Upon the occurrence of any Event of Bankruptcy involving the Borrower as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Senior Claims (including "Interest" accruing under the Loan and Servicing Agreement after the commencement of any such proceeding, whether or not any or all of such Interest is an allowable claim in any such proceeding) before the Lender shall be entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Program Agent for application to, or as collateral for the payment of, the Senior Claims until such Senior Claims shall have been paid in full and satisfied.

            6. Amendments; Termination. This Subordinated Note shall not be amended, modified or terminated except in accordance with Section 7.01 of the Purchase Agreement.

            7. Governing Law. This Subordinated Note shall be deemed to have been made at New York and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws and decisions of the State of New York. Wherever possible each provision of this Subordinated Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Subordinated Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Subordinated Note.

            8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. The Lender additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

            9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Agent, and any such attempted transfer shall be void.

                                                     SWC RECEIVABLES FUNDING LLC

                                                     By:________________________
                                                        Name:
                                                        Title:

                                                                       EXHIBIT B

            CHIEF EXECUTIVE OFFICES; LOCATIONS OF BOOKS AND RECORDS;
                     FORM AND JURISDICTION OF ORGANIZATION;
         FEDERAL AND ORGANIZATIONAL IDENTIFICATION NUMBERS; TRADE NAMES

The chief executive office of The Sherwin-Williams Company is:

101 Prospect Ave. NW Cleveland, OH 44115

The Sherwin-Williams Company is an Ohio corporation, with the Ohio organizational number 8027, and the Federal identification number 34-0526850.

The Sherwin-Williams Company conducts its business using the following trade names:

Accurate Dispersions         Fabulon Products             Old Quaker Paint
Baltimore Paint Group        Flex Bon Paints              Paint-Safe
Bestt Liebco                 Formby's                     PQ Products Group
Brod-Dugan Company           General Polymers             Pratt & Lambert
C Transportation Systems     H&C Concrete                 Pratt & Lambert Company
CBD Group                    H&C Products Group           Pratt & Lambert Industrial
Conco Paints                 Homeline Products Group         Maintenance
Con-Lux Coatings             Illinois Bronze              Pratt & Lambert Paints
Consumer Brands Div.         Independent Dealer Group     Pratt & Lambert United
Contract Systems Co.         Jeff Industries, Inc.        Pro Line Paint
Cuprinol Group               John Lucas & Company         Purdy
Custom Aerosols              Krylon Products Group        Purdy Brushes
Custom Paint Products Group  M.L. Campbell                Rogers Paint
Deshler Products             Martin-Senour Company        Rubberset Company
Diversified Brands           Martin-Senour Paints         Sherwin-Williams Diversified
Dupli-Color Products         Mautz Paints                    Brands
Duquesne Paint Co.           Mercury Paints               Sprayon Products
Duron                        Minwax                       The Thompson Minwax Company
Duron Paint & Wallcoverings  Minwax Company               The Thompson's Company
Dutch Boy                    Minwax, Wood Care Group      United Coatings
Dutch Boy Group              Modecor                      United Paint
Dutch Boy Paints             National Aerosol Products    W.W. Lawrence & Company
                                  Company                 White Lightning Products
                             Norfolk Paint Company

The following offices, as well as those offices listed at http://www.sherwin-williams.com, include all of the offices where books and records are kept.

101 Prospect Ave. NW
Cleveland, OH 44115

                                                                       EXHIBIT C

                LIST OF DEPOSIT ACCOUNTS; DEPOSIT ACCOUNT BANKS;
          ALTERNATE PAYMENT LOCATIONS; LOCK BOXES; LOCK BOX PROCESSORS

                                    Attached

List of Alternate Payment Locations

Stores and the Sherwin-Williams Company branches listed from time to time in the Sherwin-Williams Company internet web site under "Store Locations" at www.sherwin-williams.com
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                                                       EXHIBIT D

                            PURCHASER NOTICE ADDRESS

SWC Receivables Funding LLC
1225 Republic
101 Prospect Ave. NW
Cleveland, OH 44115
Attention: Vice President and Treasurer
Telephone: (216) 566-3119
Facsimile: (216) 566-3119

                                      D-1